Exhibit 99.1

NEWS RELEASE

Contact:        David Kimichik        Elise Chittick        Scott Eckstein
Chief Financial Officer        Investor Relations    Financial Relations Board
(972) 490-9600        (972) 778-9487    (212) 827-3766

ASHFORD HOSPITALITY TRUST COMPLETES REFINANCING OF
$154 MILLION LOAN
DALLAS, November 7, 2012 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that it has successfully refinanced its $154 million non-recourse mortgage loan set to mature in December 2015. The Prudential/Wheelock loan had an outstanding balance of $154 million with a combined interest rate of 12.72%.
The loan has been refinanced with a new $211 million mortgage loan with a two-year initial term and three one-year extension options, subject to the satisfaction of certain conditions. The new loan is interest only and provides for a floating interest rate of LIBOR + 6.15% with a 0.25% LIBOR Floor. The refinance resulted in over $50 million of excess proceeds and the annual interest savings will be about $6 million per year, resulting in AFFO per share accretion of approximately $0.07. The new debt financing is neutral to the company on a net debt basis, and the company will continue to de-leverage through ongoing debt amortization payments. The new loan remains secured by the same five hotels including: the Embassy Suites Crystal City, Embassy Suites Orlando Airport, Embassy Suites Santa Clara, Embassy Suites Portland and the Hilton Costa Mesa.
“Given today’s attractive debt capital market environment, we took this opportunity to address the Prudential/Wheelock loan early and considerably lower our annual interest expense while taking out a significant amount of excess proceeds, thereby improving our liquidity position.” said Monty

J. Bennett, Chief Executive Officer of Ashford Hospitality Trust. “At Ashford, we are constantly evaluating such opportunities, allowing us to benefit from these unique conditions in the capital markets and continually enhance our liquidity and financial resources which is ultimately in the best interests of our shareholders.
Ashford is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure. Additional information can be found on the Company's website at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford's filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property's annual net operating income by the purchase price. Net operating income is the property's funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations ("FFO"), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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